Exhibit 99.1

NEWS RELEASE	Allied Motion Technologies Inc. 495 Commerce Drive, Suite 3 Amherst, NY 14228 Phone: 716-242-8634 Fax: 716-242-8638

FOR IMMEDIATE RELEASE

Allied Motion Reports Third Quarter 2016 Results

AMHERST, N.Y., November 2, 2016 — Allied Motion Technologies Inc. (NASDAQ: AMOT) (“Company”), a global designer and manufacturer of motion control products and solutions, today reported financial results for the third quarter ended September 30, 2016.  Results include the acquisition of Heidrive GmbH (“Heidrive”) acquired on January 12, 2016.

“We have gained a larger market position in our Aerospace and Defense and Medical markets because of the addition of Heidrive to our company portfolio,” commented Dick Warzala, Chairman and CEO of Allied Motion.  “While several applications within our Vehicle market were relatively stable sequentially, specific applications in that market are challenged and we are expecting that to persist in the near future.  We are addressing the effects of our customer concentration and end of life product cycles by taking a long term strategic view as we review and adjust our operations and cost structure accordingly.”

Mr. Warzala added, “We recently completed our debt restructuring, eliminating 14.5% senior secured notes and substantially reducing our future interest expense.  We now have financial flexibility to fund growth with greater, low-cost borrowing capacity.”

Third Quarter 2016 Results (Narrative compares with prior-year period unless otherwise noted)

($ in thousands, except per share amounts)	Q3 2016	Q3 2015	$ Change	% Change
Revenue	$61,040	$61,534	$(494)	(0.8)%
Gross profit	17,606	18,939	(1,333)	(7.0)%
Gross profit margin	28.8%	30.8%
Operating income	5,025	7,031	(2,006)	(28.5)%
Operating margin	8.2%	11.4%
Net income	2,520	4,278	(1,758)	(41.1)%
Diluted earnings per share	$0.27	$0.46	$(0.19)	(41.3)%

Sales to U.S. customers were 56% of total sales for the quarter compared with 66% for the same period last year, with the balance of sales to customers primarily in Europe, Canada and Asia.

The decline in gross margin was due to product mix and under absorption of costs in certain production facilities.

Operating expenses were up $0.7 million to $12.6 million.  Selling expenses were up $0.5 million from the addition of new sales management, Heidrive and other personnel additions.  As a percent of sales, selling expenses were up 80 basis points to 4.0%.  Lower incentive and deferred compensation costs and tight cost control more than offset incremental general and administrative (G&A) expenses from the Heidrive acquisition.  Engineering and development (E&D) expenses were $4.0 million, up $0.6 million.  As a percent of revenue, E&D increased 110 basis points to 6.5%, and was for new product development, the majority being for specific customer applications.  The $0.1 million in business development costs was carryover from the Heidrive acquisition.

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The effective tax rate in the third quarter was 29.9%.  The Company anticipates its effective tax rate for 2016 will be approximately 32%.

Third quarter earnings before interest, taxes, depreciation, amortization, stock compensation expense and business development costs (“Adjusted EBITDA”) were $8.1 million, or 13.2% of sales, down $1.4 million compared with the prior-year period.  The Company believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance.  See the attached table for a description of non-GAAP financial measures and reconciliation table for Adjusted EBITDA.

Year-to-date (YTD) 2016 Results (Narrative compares with prior-year period unless otherwise noted)

($ in thousands, except per share amounts)	YTD 2016	YTD 2015	$ Change	% Change
Revenue	$190,550	$181,593	$8,957	4.9%
Gross profit	55,496	54,426	1,070	2.0%
Gross profit margin	29.1%	30.0%
Operating income	15,520	18,397	(2,877)	(15.6)%
Operating margin	8.1%	10.1%
Net income	7,589	10,379	(2,790)	(26.9)%
Diluted earnings per share	$0.81	$1.12	$(0.31)	(27.7)%

The same factors affecting the third quarter results had a similar impact on results in the 2016 year-to-date period.  Sales to U.S. customers were 55% of total sales compared with 66% for the same period last year, with the balance of sales to customers primarily in Europe, Canada and Asia.

E&D was up $1.7 million, or 16%, to $12.2 million.  As a percent of revenue, E&D increased to 6.4% from 5.8%, which reflects the growing pipeline of motion solution opportunities the Company is addressing.  SG&A was up $1.5 million, or 6%, driven by the Heidrive acquisition and continued investment building out resources and the One Allied team to support future growth.  As a percent of revenue, SG&A increased 10 basis points to 13.1%.  G&A expenses of $17.6 million had a $0.8 million benefit in the second quarter from insurance proceeds related to a fire in a warehouse facility in Europe last year.  During the first nine months the Company had $0.3 million in business development costs primarily related to the Heidrive acquisition.

Balance Sheet and Cash Flow Review

Cash and cash equivalents at the end of the quarter were $12.5 million compared with $21.3 million at 2015 year end.  In January 2016, the Company used $7.5 million in cash to fund approximately one-half of the total purchase price of Heidrive.

Cash provided by operations year-to-date was $10.0 million compared with $13.7 million in the prior-year period.  Capital expenditures were consistent year-over-year at $3.7 million through the first nine months of 2016.

Total debt was $69.2 million at quarter-end, up $1.8 million from year-end 2015 due to the Heidrive acquisition.  Since the end of the second quarter of 2016 debt levels are down $4.4 million.  Debt, net of cash, was $56.6 million, or 43% of net debt to capitalization.

Subsequent to the end of the third quarter, the Company secured a new senior revolving credit facility of $125 million.  The new facility was used to redeem the $30 million, 14.5% senior subordinated notes due in 2019 and repay $40.5 million outstanding on the Company’s previously existing revolving credit facility and term loan.  In connection with the refinancing, the Company will recognize a $1.0 million charge for unamortized financing costs in the 2016 fourth quarter.  At current debt levels, annual interest expense is reduced approximately $3.3 million on a pre-tax basis, assuming a weighted average interest rate of approximately 3.1%.  On an after-tax basis, with an effective tax rate of 31.5%, annual interest savings is $2.2 million, or $0.24 per diluted share.

Orders and Backlog Summary ($ in thousands)

	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015
Orders	$59,088	$68,347	$66,391	$54,159	$55,115
Backlog	$77,683	$80,742	$81,704	$70,999	$67,820

	YTD 2016	YTD 2015	$ Change	% Change
Orders	$193,826	$177,781	$16,045	9.0%

Year over year, higher quarterly orders and backlog reflect the addition of Heidrive.  The sequential decline in orders and backlog reflect weakness in the vehicle market, generally soft industrial market conditions, as well as seasonality associated with the European markets.

Mr. Warzala concluded, “The softness in the off road vehicle industry combined with certain customer challenges is unfortunately masking successes with new application wins we have experienced in 2016.  We continue to take a long-term view of our business and believe that our infrastructure changes and the collaborative organization we are building to advance our solutions offering is working.  We are making excellent progress with our strategic market-based multi-product development solutions, which have been well received by our customers during the early stages of the product release cycle.

“We are confident that our strategy to be a unique, leading supplier of complete precision motion solutions to our target markets will enable us to take market share and gain greater scale over the next five years.”

Conference Call and Webcast

The Company will host a conference call and webcast on Thursday, November 3, 2016 at 11:00am ET.  During the conference call, management will review the financial and operating results and discuss Allied Motion’s corporate strategy and outlook.  A question and answer session will follow.

To listen to the live call, pre-registration is required and can be completed via the pre-register link below to receive a return email containing the dial-in number and a unique PIN to gain immediate access to the call.

Pre-registration link:
http://services.choruscall.ca/DiamondPassRegistration/register?confirmationNumber=10001730&linkSecurityString=16e092c4c

The listen-only audio webcast can be monitored at: http://www.alliedmotion.com/investors

A telephonic replay will be available from 2:00pm ET on the day of the call through Thursday, November 10, 2016.  To listen to the archived call, dial (858) 384-5517 and enter replay pin number 10001730 or access the webcast replay via the Company’s website.  A transcript will also be posted to the website once available.

About Allied Motion Technologies Inc.

Allied Motion (NASDAQ: AMOT), designs, manufactures and sells precision and specialty motion control components and systems used in a broad range of industries within our major served markets, which include Vehicle, Medical, Aerospace & Defense, Electronics and Industrial.  The Company is headquartered in Amherst, NY, has global operations and sells into markets across the United States, Canada, South America, Europe and Asia.

Allied Motion is focused on motion control applications and is known worldwide for its expertise in electro-magnetic, mechanical and electronic motion technology.  Its products include brush and brushless DC motors, brushless servo and torque motors, coreless DC motors, integrated brushless motor-drives, gear motors, gearing, modular digital servo drives, motion controllers, incremental and absolute optical encoders, and other associated motion control-related products.  The Company’s growth strategy is focused on becoming the motion solution leader in its selected target markets by leveraging its “technology/know how” to develop integrated precision motion solutions that utilize multiple Allied Motion technologies to “change the game” and create higher value solutions for its customers.

The Company routinely posts news and other important information on its website at http://www.alliedmotion.com/.

Safe Harbor Statement

The statements in this news release and in the Company’s November 3, 2016 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from the expected results described in the forward-looking statements.  The risks and uncertainties include those associated with: the domestic and foreign general business and economic conditions in the markets we serve, including political and currency risks and adverse changes in local legal and regulatory environments; the introduction of new technologies and the impact of competitive products; the ability to protect the Company’s intellectual property; our ability to sustain, manage or forecast its growth and product acceptance to accurately align capacity with demand; the continued success of our customers and the ability to realize the full amounts reflected in our order backlog as revenue; the loss of significant customers or the enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise; our ability to meet the technical specifications of our customers; the performance of subcontractors or suppliers and the continued availability of parts and components; changes in government regulations; the availability of financing and our access to capital markets, borrowings, or financial transactions to hedge certain risks; the Company’s ability to realize the annual interest expense savings from its debt refinancing; the ability to attract and retain qualified personnel who can design new applications and products for the motion industry; the ability to implement our corporate strategies designed for growth and improvement in profits including to identify and consummate favorable acquisitions to support external growth and the development of new technologies; the ability to successfully integrate an acquired business into our business model without substantial costs, delays, or problems; our ability to control costs, including the establishment and operation of low cost region manufacturing and component sourcing capabilities; and other risks and uncertainties detailed from time to time in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results.  Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:	Investor Contact:

Sue Chiarmonte Allied Motion Technologies Inc. Phone: 716-242-8634 x602 Email: sue.chiarmonte@alliedmotion.com	Deborah K. Pawlowski Kei Advisors LLC Phone: 716-843-3908 Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

ALLIED MOTION TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenue	$61,040	$61,534	$190,550	$181,593
Cost of goods sold	43,434	42,595	135,054	127,167
Gross margin	17,606	18,939	55,496	54,426
Operating costs and expenses:
Selling	2,431	1,963	7,490	6,234
General and administrative	5,264	5,939	17,551	17,314
Engineering and development	3,961	3,345	12,185	10,498
Business development	123	—	341	—
Amortization of intangible assets	802	661	2,409	1,983
Total operating costs and expenses	12,581	11,908	39,976	36,029
Operating income	5,025	7,031	15,520	18,397
Other expense (income):
Interest expense	1,504	1,504	4,626	4,530
Other expense, net	(75)	(115)	(190)	(400)
Total other expense, net	1,429	1,389	4,436	4,130
Income before income taxes	3,596	5,642	11,084	14,267
Provision for income taxes	(1,076)	(1,364)	(3,495)	(3,888)
Net income	$2,520	$4,278	$7,589	$10,379

Basic earnings per share:
Earnings per share	$0.27	$0.46	$0.81	$1.12
Basic weighted average common shares	9,350	9,266	9,325	9,239
Diluted earnings per share:
Earnings per share	$0.27	$0.46	$0.81	$1.12
Diluted weighted average common shares	9,350	9,266	9,325	9,239

ALLIED MOTION TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$12,542	$21,278
Trade receivables, net of allowance for doubtful accounts of $812 and $611 at September 30, 2016 and December 31, 2015, respectively	28,810	22,710
Inventories, net	30,295	26,175
Prepaid expenses and other assets	3,053	3,749
Total Current Assets	74,700	73,912
Property, plant and equipment, net	38,497	35,315
Deferred income taxes	966	2,548
Intangible assets, net	35,569	29,984
Goodwill	28,241	17,757
Other long term assets	4,013	2,631
Total Assets	$181,986	$162,147
Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	19,105	9,860
Accounts payable	14,065	13,000
Accrued liabilities	12,453	11,121
Total Current Liabilities	45,623	33,981
Long-term debt	50,060	57,518
Deferred income taxes	2,819	630
Pension and post-retirement obligations	4,218	2,785
Other long term liabilities	4,851	2,636
Total Liabilities	107,571	97,550
Commitments and Contingencies
Stockholders’ Equity:
Common stock, no par value, authorized 50,000 shares; 9,396 and 9,276 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	29,469	27,824
Retained earnings	53,533	46,650
Accumulated other comprehensive loss	(8,587)	(9,877)
Total Stockholders’ Equity	74,415	64,597
Total Liabilities and Stockholders’ Equity	$181,986	$162,147

ALLIED MOTION TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the nine months ended
	September 30,
	2016	2015
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$7,589	$10,379
Adjustments to reconcile net income to net cash (used in) provided by operating activities (net of working capital acquired):
Depreciation and amortization	7,309	5,552
Deferred income taxes	1,345	1,344
Stock compensation expense	1,370	1,345
Other	(455)	684
Changes in operating assets and liabilities:
Trade receivables	(5,739)	(4,540)
Inventories, net	613	(138)
Prepaid expenses and other assets	1,252	(1,196)
Accounts payable	(525)	173
Accrued liabilities	(2,794)	124
Net cash provided by operating activities	9,965	13,727

Cash Flows From Investing Activities:
Consideration paid for acquisition, net of cash acquired	(16,049)	—
Purchase of property and equipment	(3,694)	(3,693)
Net cash used in investing activities	(19,743)	(3,693)

Cash Flows From Financing Activities:
Borrowings on lines-of-credit, net	6,802	422
Principal payments of long-term debt	(5,625)	(4,500)
Dividends paid to stockholders	(700)	(690)
Stock transactions under employee benefit stock plans	268	223
Net cash provided by (used in) financing activities	745	(4,545)
Effect of foreign exchange rate changes on cash	297	(706)
Net (decrease) increase in cash and cash equivalents	(8,736)	4,783
Cash and cash equivalents at beginning of period	21,278	13,113
Cash and cash equivalents at end of period	$12,542	$17,896

ALLIED MOTION TECHNOLOGIES INC.

(In thousands)

Reconciliation of Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, the Company presents Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, stock compensation expense, business development costs and insurance recoveries), which is a non-GAAP measure.  The Company believes Adjusted EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to evaluate and compare the core operating performance of its business from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, stock-based compensation expense, business development costs related to acquisitions, and other items that are not indicative of the Company’s core operating performance.  Adjusted EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.

The Company’s calculation of Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015 is as follows:

	Three Months Ended
	September 30,
	2016	2015
Net income	$2,520	$4,278
Interest expense	1,504	1,504
Provision for income tax	1,076	1,364
Depreciation and amortization	2,459	1,887
EBITDA	$7,559	$9,033
Stock compensation expense	395	410
Business development costs	123	—
Adjusted EBITDA	$8,077	$9,443

	Nine Months Ended
	September 30,
	2016	2015
Net income	$7,278	$10,379
Interest expense	4,626	4,530
Provision for income tax	3,806	3,888
Depreciation and amortization	7,309	5,552
EBITDA	$23,019	$24,349
Stock compensation expense	1,370	1,336
Business development costs	341	—
Insurance recoveries	(823)	—
Adjusted EBITDA	$23,907	$25,685

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